Exhibit 99.4

                             PRESS RELEASE

                         FOR IMMEDIATE RELEASE

LEGEND INTERNATIONAL HOLDINGS ANNOUNCES HISTORICAL PHOSPHATE MINERALIZATION ESTIMATES FOR THE WORLD CLASS PHOSPHATE DEPOSITS IN THE NEW LANDHOLDINGS IN THE STATE OF QUEENSLAND, AUSTRALIA.


Melbourne Australia - November 16, 2007 - Legend International Holdings, Inc (OTC-BB: LGDI.OB) (a Delaware Corporation) with projects in the Northern Territory of Australia, announces historical mineralization estimates for the world class phosphate deposits in new project areas in Queensland, Australia, announced yesterday. The new project areas are approximately 333 kilometres from the Company's current phosphate projects in the Northern Territory and are located in a historical mining region.

The tonnes and grade of each deposit are listed below.

---------------------------------------
               Tonnes
Deposit       (million    Grade (%P2O5)
               tonnes)
---------------------------------------
1 D Tree         450         15.9
---------------------------------------
2 Lady Annie     293         16.6
---------------------------------------
2 Lady Jane      193         17.6
---------------------------------------
2 Thorntonia      47         18.1
---------------------------------------
Total            983         16.5
---------------------------------------

(1) Howard, P.F, 1986 ` The D-Tree phosphate deposit, Georgina Basin, Australia' in Phosphate Deposits of the World - Volume 1: Proterozoic and Cambrian phosphorates, Edited by P.J. Cook and J.H. Shergold, p556, Cambridge University Press, 1986.

(2)  Queensland Government Department of Mines & Energy Public Information.

Validation of these historical mineralization estimates is underway with a view to upgrade them to current reserve estimates. Past feasibility studies on these deposits will also be reassessed with a view to commercialization of the deposits, based on current prices.

The Company will keep shareholders informed as work progresses.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTC-BB: LGDI.OB) is a Delaware corporation principally engaged in exploration and resource development activities. The Company's exploration licences include approximately 19,000 square kilometres in the Northern Territory and Queensland, Australia. For further information please visit our website at www.lgdi.net.

For further information, please contact:

Mr. Joseph Gutnick
Chief Executive Officer
Legend International Holdings Inc
Tel:  +011 613 8532 2866
Fax: +011 613 8532 2805
E-mail: josephg@axisc.com.au

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2006 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.